SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy Executive Chairman (914)771-3230

HUDSON VALLEY HOLDING CORP.
NAMES MATTHEW A. LINDENBAUM TO THE BOARD OF DIRECTORS

YONKERS, N.Y., March 27, 2014 – James J. Landy, Executive Chairman of Hudson Valley Holding Corp., (“Company”) (NYSE: HVB) has announced that the Company has named Matthew A. Lindenbaum, Founder and Principal of Basswood Capital Management, LLC, to the Board of Directors of the Company and Hudson Valley Bank, N.A.

Mr. Lindenbaum co-founded Basswood Capital Management, an alternative asset management firm with over $1.3 billion of assets under management, in 1998, where he has been co-managing various Basswood strategies and family investments for over 20 years. He is also Founder and Vice Chairman of Community National Bank, an independent commercial bank based in Long Island, NY, opened in 2005.

In 1986, Mr. Lindenbaum began his career with the Mortgage Finance Group at Merrill Lynch Capital Markets where he structured derivative mortgage securities, and helped advise banks on their financial strategies. In 1987, he joined SNL Securities, LLC, where he ultimately became a General Partner.

“Matthew’s extensive banking experience in the New York area, as well his established track record of success navigating the financial markets over his career, provide the necessary skills to position Hudson Valley for continued success going forward,” Mr. Landy noted.

“As our Company continues to evolve with the changing economy, Matthew’s experience and unique skill set will assist in the further implementation of the company’s strategies and place us in a position for future growth,” said Stephen R. Brown, President and Chief Executive Officer. “We are excited to have Matthew join our Board and look forward to working with him.”

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About Hudson Valley Holding Corp. Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp (NYSE:HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the Company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $3.0 billion in assets, $2.6 billion in deposits and 28 branches. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2013. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2013 include, but are not limited to:

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	our inability to deploy our excess cash, reduce our expenses and improve our operating leverage and efficiency;

•	our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	the revenue from our asset management subsidiary may not remain at current levels;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.